Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS

NIWOT, COLORADO – May 7, 2008 – Crocs, Inc. (NASDAQ: CROX) today reported financial results for the quarter ended March 31, 2008.

Revenues for the quarter ended March 31, 2008 increased 39.8% to $198.5 million compared to $142.0 million for the quarter ended March 31, 2007.  For the quarter ended March 31, 2008 domestic sales rose approximately 11.7% to $92.6 million compared to $83.0 million for the same period a year ago, and international sales increased 79.5% to $105.9 million from $59.0 million for the quarter ended March 31, 2007.  The Company reported a net loss of $4.5 million, or ($0.05) per share, compared to net income of $24.9 million, or $0.31 per diluted share for the quarter ended March 31, 2007. On a Non GAAP basis, excluding a portion of the $12.1 million after-tax charge associated with the shutdown of the Company’s Canadian manufacturing operations, the Company reported net income of $7.6 million, or $0.09 per diluted share in the first quarter of 2008. Net loss per share and net income per diluted share for the quarters ended March 31, 2008 and 2007 are adjusted to reflect the two-for-one stock split that took effect in June 2007. Gross profit for the first quarter of 2008 was $85.2 million, or 42.9% of revenues, compared to $84.5 million, or 59.5% of revenues for the first quarter of 2007.  Selling, general and administrative expenses for the quarter ended March 31, 2007 were $77.0 million, or 38.8% of revenues, compared to $47.3 million, or 33.3% of revenues in the quarter ended March 31, 2007.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented: “As we previously announced, our first quarter domestic sales came in below our original projections due to a combination of factors, including slower traffic at many of our retail partners and colder than normal temperatures that delayed the start to the spring selling season. Overseas, we experienced significant sales increases in Europe and Asia which were up 109.2% and 92.5% from the first quarter of last year, respectively; however this was not enough to offset the shortfall in our U.S. business. While we are disappointed with our start to the new year, we remain confident about the strength of our brand, optimistic about our future prospects, and committed to executing our long-term strategic plan.”

Guidance

For the year ending December 31, 2008, Crocs reaffirmed its previously revised outlook of revenue growth between 15% and 20% over 2007 levels with diluted earnings per share in the range of approximately $1.54 to $1.64, including the total pre-tax charges of approximately $20 million, or $0.16 per diluted share associated with the shutdown of the Company’s Canadian manufacturing operations. Excluding the charge, fiscal 2008 diluted earnings per share are expected to be between $1.70 and $1.80.

For the quarter ending June 30, 2008, the Company reiterated that it expects revenues to increase approximately 10% to 15% over the corresponding period in 2007, with diluted earnings per share in the range of $0.42 to $0.47 including a portion of the aforementioned pre-tax charges associated with the shutdown of the Company’s Canadian manufacturing operations equaling approximately $4 million, or $0.03 per diluted share. Excluding this charge, the Company expects second quarter 2008 diluted earnings per share in the range of $0.45 to $0.50.

Conference Call Information

A conference call to discuss first quarter fiscal 2008 financial results is scheduled for today (May 7, 2008) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc:

Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,600 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects, inventory and strategic advances and our expectations regarding our growth, future sales and earnings, international expansion, bookings, worldwide popularity and product development.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED
	March 31,
	2008	2007

Revenues	$198,540	$142,002
Cost of sales	113,305	57,517
Gross profit	85,235	84,485

Selling, general and administrative expenses	76,977	47,327
Restructuring charges	3,849	—
Asset impairment charges	10,813	—
Income (loss) from operations	(6,404)	37,158

Interest expense	374	63
Other expense (income), net	(362)	(516)
Income (loss) before income taxes	(6,416)	37,611

Income tax expense (benefit)	(1,889)	12,666

Net income (loss)	(4,527)	24,945

Net income per share:
Basic	$(0.05)	$0.32
Diluted	$(0.05)	$0.31

Weighted average common shares:
Basic	82,488,601	79,263,962
Diluted	82,488,601 (1)	82,439,648

(1)

As the Company reported a net loss for the quarter ended March 31, 2008, the dilutive effect of stock options and awards did not enter into the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$29,593	$36,335
Restricted cash	3,305	300
Accounts receivable, net	154,622	152,919
Inventories, net	265,515	248,391
Deferred tax assets	13,719	12,140
Prepaid income taxes	4,336	—
Prepaid expenses and other current assets	23,434	17,865
Assets held for sale	927	—

Total current assets	495,451	467,950

Property and equipment, net	90,898	88,184
Restricted cash	—	1,014
Goodwill	22,975	23,759
Other intangibles, net	34,013	31,634
Deferred tax assets, net	21,412	8,051
Other assets	8,916	6,833
Total assets	$673,665	$627,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$76,074	$82,979
Accrued restructuring charges	3,765	—
Accrued expenses and other liabilities	54,162	57,246
Deferred tax liabilities	659	265
Income taxes payable	17,997	19,851
Notes payable and current installments of long-term debt	42,789	7,107

Total current liabilities	195,446	167,448

Long-term debt	6,236	9
Deferred tax liabilities	—	1,858
Other liabilities	18,576	13,997

Total liabilities	220,258	183,312

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 authorized, 82,663,803 and 82,682,047 shares issued and outstanding, in 2008 and 79,830,578 and 78,681,418 shares issued and outstanding in 2007	84	83
Treasury Stock, at cost, 524,000 shares as of December 31, 2007	(25,022)	(25,022)
Additional paid-in-capital	222,036	211,936
Deferred compensation	(1,719)	(2,402)
Retained earnings	244,784	249,309
Accumulated other comprehensive income	13,244	10,209
Total stockholders’ equity	453,407	471,537

Total liabilities and stockholders’ equity	$673,665	$654,849

Reconciliation of Non-GAAP Performance Measures

(Amounts in thousands, except per share data)

for the three months ended March 31, 2008

(unaudited)

GAAP - based loss per share	$(0.05)

Inventory write down	0.02
Asset impairment charges	0.09
Restructuring charges	0.03

Non-GAAP earnings per diluted share	0.09

In management's opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results.